Exhibit 10.14

University of Veterinary Medicine Vienna	Medical Department Vienna

SUBLEASE AGREEMENT

The University of Veterinary Medicine Vienna, represented by the President of the University of Veterinary Medicine Vienna, Veterinary Place 1, 1210 Vienna, as Sublessor, concludes the following sublease agreement with Allcyte GmbH, Lazarettgasse 14, 1090 Vienna, Commercial Register Number: 465200v, as Sublessee:

1. Sublease Object

The business premises located in Building 1030 Vienna, Campus-Vienna-Biocenter 5 / Helmut-Qualtinger-Gasse 6, EZ 4354, Property No. 2847/5 on Level 3 are subleased in accordance with the attached site plan (Annex 1), in which the sublease area is included and marked, which forms an integral part of this Lease Agreement. The leased area consists of the following administrative areas:

Room number	Designated use	Area [m2]
3622.1	Schreibraum	12,26
3616.1	Schreibraum	12,26
3610.1	Schreibraum	12,26
3116.1	Besprechungsraum	34,20
3116	Büro	37,58
3116.4	Garderobe Damen 2	7,13
3605	Lager	6,86

as well as the following laboratory areas:

Room number	Designated use	Area [m2]
3622	Labor	57,04
3620	Zellkulturlabor Nebenraum	13,97
3618	Zellkulturlabor Nebenraum	13,97
3616	Labor	55,48
3610	Labor	55,48
3608	Zellkulturlabor Nebenraum	13,97
3602	Isotopenlabor	23,93
3615.1	Kühlraum	12,88
3609	Geräteraum	20,13
3607	Dunkelraum	21,44

and has a total usable area of 410.84 m2. Only this area listed here is the subject of the sublease.

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Some rooms of the subleased area are used jointly with other tenants. The rent for these rooms is shared among the users.

Room number	Designated use	Area [m2]	Share of rent	Rent share / m2 [EUR gross]	Rent Subtenant [EUR gross]
3116.5	Sozialraum	31,88	1/3	6,50	207,22
3117	Waschraum H	7,37	1/3	6,50	47,91
3115	Waschraum D	9,21	1/3	6,50	59,87
3113	Waschraum barrierefrei	4,62	1/3	6,50	30,03
3118	Gang	64,62	1/3	6,50	420,03
3425	Gang	23,81	1/2	9,50	226,20
3623	Gang	87,83	1/2	9,50	834,39
3615	Geräteraum	23,55	2/3	19,00	447,45
3116.3	Vorraum	5,35	1/2	9,50	50,83

The IT technology room 3520.1 is not part of the rental area. There is an IT switchbox in it, to which the subtenant receives access to the operation of the IT infrastructure, if necessary.

1.1 Furnishings

The furnishings available in the leased rooms must be treated with care. This may only be dismantled after consultation with the Sub-Lessor. The original condition must be restored before the end of the lease. The Sub-Lessee must carry out repairs and subsequent procurement at its own expense. In order to ensure the operational readiness and functionality of furnishings of a technical nature, the ongoing maintenance of these must be arranged and paid for by the Sub-Lessee, unless these are services that are covered by the costs specified in point 5. The Sub-Lessee must keep comprehensible records of the maintenance performed for the Sub-Lessor. The Sub-Lessor expressly reserves the right to check the functionality and the appropriate use of the technical equipment at any time. The Sub-Lessee is liable for damage to the furnishings caused by improper maintenance.

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2. Intended use

The Sublease Object is subleased for the following purposes:

Use as an office and laboratory

Any use other than the one agreed upon is not permitted.

The Sub-Lessor is not liable for the fact that the Sub-Lessee is fit and suitable for a business use intended by the Sub-Lessee. Instead, the Sub-Lessee itself must obtain the necessary designated use and any official permits at its own expense. The Sub-Lessee must also pay all associated levies without claim for reimbursement. The Sub-Lessee is liable for all damages to the subject of the contract caused by the Sub-Lessee, its employees or visitors.

A change in the intended use requires the written consent of the Sub-Lessor. If the Sublease Object is also used only partially in breach of contract, the Sublease shall increase by 25% for this period, irrespective of the claim for injunctive relief of the Sublessor.

If the Sub-Lessee intends to carry out conversion measures in the existing property, the Sub-Lessor will conclude a conversion agreement with TC-Quinta Immobilienerrichtungsgesellschaft m.b.H. If a dismantling obligation is provided for in the conversion agreement, the Sub-Lessee undertakes to carry out the dismantling of the conversions at the end of its lease relationship at its own expense, provided that TC-Quinta Immobilienerrichtungsgesellschaft m.b.H. does not waive this.

The Sub-Lessor undertakes to conclude the conversion agreement with TC-Quinta Immobilienerrichtungsgesellschaft m.b.H. only with the consent of and with the consent of the Sub-Lessee.

Allcyte GmbH shall be liable to the Veterinary Medical University Vienna for all claims against the Veterinary Medical University Vienna that TC-Quinta Immobilienerrichtungsgesellschaft m.b.H. or third parties arising from the conversion measures requested by Allcyte GmbH.

3. Rental period

The sublease relationship begins on 01.03.2018 and is concluded for a period of 2 years 10 months. It thus ends by the expiration of time on 31.01.2021 without termination.

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The keys will be handed over to the Sub-Lessee for the lease term.

The Veterinary Medical University Vienna is entitled to terminate the contract immediately at any time for the following reasons:

a)	if there is a reason pursuant to § 1118 ABGB;

b)	if settlement or bankruptcy proceedings are opened on the assets of the Sub-Lessee or an application for bankruptcy proceedings is rejected due to lack of cost coverage;

c)	if the Sub-Lessee uses the contractual object in whole or in part for purposes other than the contractual object without the written consent of the University of Veterinary Medicine Vienna or in the case of use of the premises beyond the exercise of the relevant business;

d)	in the event of complete or partial transfer of the Sublease Object to third parties without the consent of the Sublessor;

e)	in the event of termination of the Lease Agreement between the Veterinary Medical University Vienna and TC-Quinta Immobilienerrichtungsgesellschaft m.b.H. - The Sub-Lessor is obligated to inform the Sub-Lessor immediately of the termination of the Main Lease Agreement, but no later than 6 months before the end of the Main Lease Agreement.

4. Sublease payment

The sublease payment is EUR 2,328.45 (EUR 19.00/m2) per month for the administrative areas, EUR 8,216.27 (EUR 28.50/m2) per month for the laboratory areas and EUR 2,323.93 per month for the jointly used areas. The monthly sublease rent for the areas is thus a total of EUR 12,868.65. There are also additional monthly costs. This amount does not include VAT.

5. Additional costs

The Sub-Lessee shall bear a proportionate share of the aliquot extent of the subleased area in relation to the total area leased by the Sub-Lessor, which the Sub-Lessor has leased from the Lessor TC-Quinta Immobilienerrichtungsgesellschaft m.b.H., the operating and ancillary costs prescribed by TC-Quinta Immobilienerrichtungsgesellschaft m.b.H of the Sub-Lessor and the pro rata costs for services commissioned by the Sub-Lessor (in particular maintenance and inspection), which concern the subleased rooms.

The additional costs include in particular:

1.        operating and ancillary costs accruing to the leased premises and the entire property (e.g. general areas, stairwells, outdoor facilities), through use, the operation and management as well as from the presence of communal facilities, public levies and expenses of any kind and from any title, including the costs associated with the maintenance, upkeep and management of the leased property and other expenses associated with the entire property, which are required for proper operation, such as administrative costs, facility management, security costs as well as a share of ancillary costs of the ongoing in-house operation, which are defined as such costs by the respectively valid laws or regulations, e.g. new statutory charges for waste disposal, etc.;

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2.       the chargeable costs include in particular the operating costs and ongoing public charges pursuant to § 21 para. 1 no. 1-8 and para. 2 MRG; and the special expenses pursuant to § 24 MRG and HeizKG;

3.       The shares according to points 1 and 2 are determined according to the ratio of the total usable area of the Sublease Object to the total usable area of the lease object of the Veterinary Medical University Vienna according to point 5 first paragraph.

4.       All costs that are paid by the Sub-Lessee directly to service and supply companies, such as in particular the costs for electricity, if necessary gas or district heating (heating), water, telecommunications, etc. shall be borne by the Sub-Lessee and settled directly.

5.       The Sub-Lessee must ensure the storage and disposal of waste exceeding normal household waste in terms of type and quantity at its own expense and without any disruption to the Sub-Lessor or the other tenants (trash, odour and noise nuisance, etc.).

6.       The chargeable costs include in particular the pro rata costs for service and supply companies commissioned by the Sub-Lessor (in particular electricity, water, gas or district heating (heating), telecommunications, maintenance and inspection) that concern the subleased premises and are not paid directly by the Sub-Lessee to service and supply companies.

7.       In order to cover the management costs listed in the above points, the Sub-Lessee shall pay the Sub-Lessor together with the Sub-Lessee advance payments against subsequent settlement. In the event of an increase in these costs, the Sub-Lessor reserves the right to a corresponding increase in the on-account amounts.

The settlement of the advance payment amounts received during a calendar year with the actual costs incurred shall take place by 30 June of the following year; credit notes or subsequent charges from this settlement shall be corrected by the next sublease payment date at the latest. If the sublease relationship ends during the billing period, the expenses to be offset also include those that are incurred only after the end of the lease period, but were caused during the lease period and are actually attributable to the Sub-Lessee. In this case, the Sub-Lessee will be charged the share attributable to the duration of the existing sublease.

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A contractual penalty in the amount of six monthly gross sublease payments is agreed upon in the event that the Sublease Object is not handed over on the contractually or judicially determined evacuation date without execution of eviction.

The value retention of the sublease is expressly agreed. The consumer price index 2010 published monthly by the Austrian Statistical Central Office (VPI 2010) or an index replacing it serves as a measure for the calculation of the value stability. In the absence of such an index, an index based on consumer prices must be used. The final index number announced for the first month of the term of the contract serves as the reference value for this contract. Fluctuations of the index number upwards or downwards up to exclusively 2% are not taken into account. However, if the fluctuations exceed 2%, the entire change is taken into account. The leeway is to be recalculated up or down each time it is exceeded, whereupon the first index number outside the respective applicable leeway must always form the new reference value both for the re-determination of the receivable amount and for the calculation of the leeway. A waiver of the application of the indexation must be made in writing. From the circumstance that the Sub-Lessor has not made an index change that has occurred in the past as a reason for a sublease increase, no waiver of the application of the indexation can be derived for the future.

The sublease is due monthly in advance on the first day of each calendar month and must be paid by the sub-lessee free of expenses and deductions to the account of the Veterinary Medical University Vienna, Veterinärplatz 1, 1210 Vienna, at UniCredit Bank Austria AG, Bank routing number 12000, account number 51430900401. The date of receipt is decisive for the timeliness of the payment. The Sub-Lessee shall be liable to the Sub-Lessor for all costs and expenses caused by the late sublease payment; in particular, it shall reimburse the Sub-Lessor for those costs (including litigation costs) incurred by the Sub-Lessor as a result of the Sub-Lessor not receiving timely knowledge of the late payment - whether by post or by a financial institution. In addition, the Sub-Lessee must pay interest on sublease arrears at the capital market interest rate.

The Sub-Lessee is not entitled to offset any counterclaims (including operating costs, charges, etc.) that it should have to the Sub-Lessor and that are not legally related to the Sublease Agreement with the Sublease Rent. Addenda or declarations of the Sub-Lessee on payment slips do not become known to the Sub-Lessor due to machine processing. The form of the remanded letter is recommended for all notifications of the Sub-Lessee to the Sub-Lessor.

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6. Subletting or other transfer

The complete or partial sublease or other paid or free transfer of the Sublease Object or the inclusion of co-users in the Sublease Object is prohibited without the prior written consent of the Sub-Lessor. It is expressly stated that the Sub-Lessor and TC-Quinta Immobiliengesellschaft m.b.H. give consent that the Sub-Lessee transfers parts of the subleased area to CeMM – Forschungszentrum für Molekulare Medizin GmbH.

The Sub-Lessee undertakes to notify the Sub-Lessor immediately in writing of the sale, leasing, and any change in the legal and economic potentials in the company.

7. Maintenance and use

The Sub-Lessee confirms that it has taken over the Sublease Object in a usable condition. The Sub-Lessee undertakes to maintain the Sublease Object at its own expense, to properly maintain co-accepted facilities, to replace them if necessary, and to have any damage repaired immediately by the Sub-Lessor at the expense of the Sub-Lessee. The Sub-Lessee undertakes in particular to obtain the gas line, water line, drainage line, electrical line, heating and sanitary systems and devices at its own expense and to have any damage rectified immediately by the Sub-Lessor at the expense of the Sub-Lessee. In any case, the Sub-Lessee waives the right to demand maintenance in the interior of the Sublease Object from the Sub-Lessor in accordance with § 1096 ABGB. If the Sub-Lessee fails to comply with its maintenance obligation, the Sub-Lessor may carry out the required work at any time in the Sublease Object at the expense of the Sub-Lessee after a fruitless request and deadline has been set.

The Sub-Lessee must notify the Sub-Lessee in writing of planned structural changes to the Sublease Object, in particular the preparation of gas, water, drainage, electrical and heating installations inside or outside the Sublease Object, stating the exact nature and scope of the work. All structural changes require the prior written consent of the Sub-Lessor and TC-Quinta Immobilienerrichtungsgesellschaft m.b.H., which must be obtained by the Sub-Lessee. In the course of this coordination, the most appropriate form of processing must also be agreed. In all cases, the Sub-Lessee shall be responsible for obtaining the required official permits and other documents in a timely manner. The Sub-Lessee must immediately reimburse all costs incurred by the Sub-Lessor due to the structural changes or other work (also as a result of official requirements). The Sub-Lessor shall support the Sub-Lessee in the best possible way and to the extent useful or necessary in the procurement of any consent of TC- Quinta Immobilienerrichtungsgesellschaft m.b.H. as well as in the procurement of the required official permits and other documents.

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The attachment of signs, company boards and antennas outside the Sublease Object requires the written consent of the Sub-Lessor and TC-Quinta Immobilienerrichtungsgesellschaft m.b.H. The Sub-Lessee undertakes to dismantle any signs, company boards and antennas it affixes at its own expense in the event of necessary work and to ensure the subsequent reassembly itself.

If the repair of serious damage to the building is required, the Sub-Lessee is obligated to notify the Sub-Lessor without delay in the event of other damages. The Sub-Lessee must allow the Sub-Lessor to enter the Sublease Object by the Sub-Lessor or the persons commissioned by the Sub-Lessor for good cause and to make the leased premises accessible to the Sub-Lessee at reasonable times after prior notification. In the event of imminent danger, the Sub-Lessor may enter the Sublease Object at any time, even in the absence of the Sub-Lessee. If necessary, the Sub-Lessor will inform the Sub-Lessee in writing. The replacement of the door lock is not permitted.

The Sub-Lessee must permit the temporary use and modification of its Sublease Object for the execution of maintenance, improvement, modification or construction work if this is necessary for the execution of maintenance, improvement, modification or construction work on general parts of the building or in other business premises, as necessary, appropriate and reasonable for the Sub-Lessee. Components, installations or devices that must be accessible for the purpose of inspection, cleaning, maintenance or repair, such as fireplace doors, water shut-off valves, gas or electricity meters, heat meters, heaters, supply and disposal lines, etc., must be kept accessible by the Sub-Lessee or made accessible at its own expense if necessary.

In the event that the Sublease Object cannot be used for a limited period of time due to necessary repairs, the Sub-Lessee undertakes to vacate and waives the reimbursement of the costs of the replacement quarter, but this only insofar and to the extent that the necessary repair is not due to the wilful or grossly negligent culpability of the Sub-Lessor. In particular, it waives any legal consequences due to temporary malfunctions or blockages of the water supply, breakage or blockage of the passenger elevator, the central heating, the gas, electrical and drainage lines, provided that the Sub-Lessor has not caused this malfunction either intentionally or through gross negligence.

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In the event of temporary unusability of the Sublease Object due to necessary orders (e.g. in the event of epidemic), the Sub-Lessee shall refrain from deriving any legal consequences from this.

The Sub-Lessor shall only be liable under exclusion of any warranty claims for damage that the Sub-Lessor incurs if the Sub-Lessor has caused the damage intentionally or through gross negligence. The Sub-Lessor is not liable to the Sub-Lessee for lost profits or other financial losses. Insofar as the Sub-Lessor is obligated to pay compensation, the liability is limited to the compensation of the typical damage. Liability for consequential damages is excluded.

Upon dissolution of the sublease, the Sub-Lessee must return the Sublease Object, including the equipment taken over by it, in the condition in which it took over it. With the approval of the Veterinary Medical University Vienna and TC-Quinta Immobilienerrichtungsgesellschaft m.b.H., structural changes without claim to reimbursement of expenses are to be left, unless otherwise agreed in writing. The Sub-Lessee is entitled to remove the equipment financed by it, provided that this is possible without damage to the substance of the subject matter of the contract.

8. House rules

The Sub-Lessee declares that it will comply with the house rules and other usage rules that apply to the Campus Vienna Biocenter 5/ Helmut Qualtinger Straße 6 and to the Veterinary Medical University Vienna.

9. Additional obligations of the Sub-Lessor

In the event of a temporary, partial sublease of the leased property, the Veterinary Medical University Vienna must ensure to TC-Quinta Immobiliengesellschaft m.b.H. that all permits for the operation of the subtenant have been obtained. The Sub-Lessee must therefore prove to the Sub-Lessor before starting any activity that all necessary permits for this activity have been obtained.

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Pursuant to the Lease Agreement with TC-Quinta Immobilienerrichtungsgesellschaft m.b.H., the Veterinary Medical University Vienna must impose all obligations on the Sub-Lessee under this Lease Agreement in such a way that the Sub-Lessee is jointly and severally liable with the Lessee for all claims of the Lessor TC-Quinta Immobilienerrichtungsgesellschaft m.b.H.

For the purpose of the subject matter of the sublease, the Sub-Lessee therefore assumes all obligations on the part of the Lessee arising from this Lease Agreement and this liability for all obligations of the Lessee arising from the Lease Agreement towards TC- Quinta Immobilienerrichtungsgesellschaft m.b.H. in accordance with the Lease Agreement (Annex 2) between TC-Quinta Immobilienerrichtungsgesellschaft m.b.H. and Veterinary Medical University Vienna.

In the case of the transfer of premises to CeMM – Forschungszentrum für Molekulare Medizin GmbH, CeMM – Forschungszentrum für Molekulare Medizin GmbH of the Veterinary Medical University Vienna must also submit the declaration of liability, that CeMM – Forschungszentrum für Molekulare Medizin GmbH assumes all obligations from this Lease Agreement on the part of the Lessee for the premises used by it and this liability for all obligations of the University on the part of the Lessee arising from the Lease Agreement towards TC-Quinta Immobilienerrichtungsgesellschaft m.b.H. pursuant to the Lease Agreement forming an integral part of this Sublease Agreement (Annex 2) between TC-Qärbta Immobilienerrichtungsgesellschaft m.b.H. and Veterinary Medical University Vienna. The Sub-Lessee is obligated to hand over this declaration to the Veterinary Medical University Vienna before handing over the premises to CeMM - Forschungszentrum für Molekulare Medizin GmbH.

The Sub-Lessee further undertakes to comply with the agreed purpose of use.

10. Confidentiality

The Contractual Partners undertake to maintain secrecy of all information obtained on the basis of this Agreement about internal circumstances and processes at the Contractual Partners and to maintain secrecy of other technical and economic information about the other Contractual Partner.

11. Form requirements

Any written or verbal agreements made before the conclusion of this contract shall become invalid upon conclusion of the contract. Any amendment of this contract can only be made in writing. Deliveries of any kind shall be made to the address of the Sublease Object with the effect that they are deemed to have been received by the Sub-Lessee.

12. Fees

The Sub-Lessee must pay the fees associated with the contract to the Tax Office for Fees, Traffic Taxes and Gambling and submit an application concerning the legal transaction. The Sub-Lessee shall bear all public charges associated with the execution of this Agreement and/or reimburse the Sub-Lessor if such charges have been paid by the Sub-Lessor.

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Spatial plan Vienna Biocenter with depiction of the subleased and jointly used areas

Subleased areas (100%)

shared areas

3622 LABOR 57.04 m2
3622.1 SCHREIBRAUM 12.28 m2
3616.1 SCHREIBRAUM 12.28 m2
3620 ZELLKULTUR LAB. NEBENR. 13.97 m2
3618 ZELLKULTUR LAB. NEBENR. 13.97 m2
3616 LABOR 55.46 m2
3610 LABOR 55.48 m2
3610.1 SCHREIBRAUM 12.28 m2
3608 ZELLKULTUR LAB. NEBENR. 13.97 m2
3604.1 SCHREIBRAUM 12.24 m2
3606 ZELLKULTUR LAB. NEBENR. 13.97 m2
3604 LABOR 56.67 m2
3623 GANG 87.83 m2
3602 ISOTOPENLABOR 23.93 m2
3605 LAGER 6.66 m2
3520 TECHNIK 1.80 m2
3520 LAGER 13.00 m2
3615 GERÄTERAUM 23.65 m2
3609 GERÄTERAUM 20.13 m2
3607 DUNKELRAUM 21.44 m2
3425 GANG 27.71 m2
3426 GANG
3425 GANG 23.81 m2
3421 WR/WC-D 3.74 m2
3423 WASCHRAUM 75.16 m2
3222 WR 3.71 m2
3419 TIERSTALL 15.71 m2
3417 TIERSTALL 19.13 m2
3415 TIERSTALL 19.00 m2
3413 TIERSTALL 19.16 m2
3411 TIERSTALL 16.11 m2
3216 GANG 7.34 m2
3218 VORRAUM 4.92 m2
3223 BETR.-SCHL. 4.08 m2
3424 GANG 49.91 m2
Autoklav
3219 LAGER 25.57 m2
3224 DUSCHE 2.69 m2
3215 DU/ANKL-D
3217 DU/ANKL-H
3117
3115
3113 DUSCHE
DUSCHE 3.21 m2
3111 GARDEROBE HERREN 14.76 m2
3116.5 SOZIALRAUM 31.68 m2
3116 BÜRO 37.36 m2
SOZIALRAUM
3116.2 GARDEROBE DAMEN
3116.1 BESPRECHUNGS-RAUM 34.20 m2
3116.3 VORRAUM
3116.4 GARDEROBE DAMEN 2 7.12 m2
3118 GANG 84.82 m2
3423.3 BÜRO 19.43 m2
3423.2 HST LABOR 12.55 m2
3423.1 TIERWÄRTER 14.77 m2
3021 BÜRO 22.41 m2
3016 GANG 17.95 m2
3019 BÜRO 15.40 m2
3017 BÜRO 15.40 m2
3015 BÜRO 15.34 m2
423.6
498.6
329
773
239.5
97.5
211.8
381
12.5

13. Legal provisions

The law of the Republic of Austria shall apply to this contract.

14. Copy of contract

This Agreement shall be drawn up in two equal steps, whereby the Sub-Lessor and the Sub-Lessee shall each receive a copy.

This contract, including the plan appendix forming an integral part of the contract, was read and discussed before signing; agreement was reached regarding all contractual conditions.

Vienna, on	06 FEB 2018	Vienna, on	06 FEB 2018

For the Sub-Lessor:		For the Sub-Lessee:
Veterinary medicine University of Vienna Resource Facilitator Veterinärplatz 1, 1210 Vienna	Vienna Medical School
T+43 1 250 77-1320 F+43 1 250 77-1090

Annex 1: Site plan

Annex 2: Lease Agreement TC Quinta Immobilienerrichtungsgesellschaft. m.b.H.

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ADDENDUM TO THE SUBLEASE AGREEMENT

concluded between

University of Veterinary Medicine Vienna

Represented by the rector of the University of Veterinary Medicine Vienna Veterinärplatz 1

1210 Vienna, Austria

(the “Lessor”)

and

Allcyte GmbH

FN 465200v

Campus Visa Biocenter 5

1030 Vienna, Austria

(the “Subtenant”)

As of the reference date 01.12.2019, the currently existing sublease agreement between Lessor and Subtenant dated 06.02.2018 will be amended in the points listed here. In all other points, the sublease agreement remains unaffected in its validity.

Supplement to

1.            Sublease Object:

The following space is rented from the business premises in the building 1030 Vienna, Campus-Vienna-Biocenter 5 / Helmut-Qualtinger-Gasse 6, EZ 4354, plot no. 2847/5 on level 3, in addition to the areas already mentioned in the existing sublease agreement:

Room number	Designated use	Area [m2]

3015	Biiro	15,34

The additional rental object is included and marked in the attached site plan, which forms an integral part of the addendum.

This increases the total use area of the sub-lessee to 426.18 m2. Only this listed area is the subject of the sublease.

4.            Sublease rent:

The sublease rent is thus newly for the administrative areas EUR 2,619.91 (EUR 19.00/m2) per month, for the laboratory areas EUR 8,216.27 (EUR 28.50/m2) per month and for the jointly used areas EUR 2,323.93 per month. The monthly sublease payment for the areas is thus EUR 13,160.11. In addition, there are also monthly aliquot additional costs as defined under point 5 of the sublease agreement dated 06.12.2018. This amount does not include VAT. The price information per square metre refers to the status of the conclusion of the existing sublease agreement dated 06.02.2018. Any index adjustments made to date are not taken into account.

Supplement to

7.            Maintenance and use:

In order to guarantee the Sub-Lessee access to the additional room 3015, an exchange of the necessary door cylinders is permitted, provided that other parties remain unaffected by this. The Sub-Lessee shall assume the costs for this.

Vienna, on	19/11/2019	Vienna, on	15 Nov 2019
For the Sub-Lessor:			For the Subtenant:

University of Veterinary Medicine Vienna Vice rectorate for resources Veterinärplatz 1, 1210 Vienna
Medical Centre of Vienna
+43 1 25077-1320 rektorat@vetmeduni.ac.at

ADDENDUM 2 TO THE SUBLEASE AGREEMENT

concluded between

University of Veterinary Medicine Vienna

Represented by the President of the University of Veterinary Medicine Vienna

Veterinärplatz I 1210 Vienna

(the “Lessor”)

and

Allcyte GmbH

FN 465200v

Campus Visa Biocenter 5

1030 Vienna, Austria

(the “Sub-Lessee”)

As of the reference date 01.11.2020, the currently existing sublease agreement between Lessor and Sub-Lessee dated 06.02.2018, last adapted by Addendum 1 dated 19.11.2019, will be amended in the points listed here. In all other points, the sublease agreement remains unaffected in its validity.

Supplement to

3.            Rental period:

The first section of point 3 (lease period) of the original lease agreement is supplemented or amended as follows:

“The sublease relationship begins on 01.03.2018. The sublease relationship ends automatically on 15.12.2022 by the end of time. By mutual agreement, this tenancy can extend to 31.12.2022.

The Sub-Lessee must ensure that the premises are handed over to the Lessor swept clean at the latest on the day of the time. Otherwise, EUR 500.00 net will be charged to penalty for each day exceeded at the agreed rent valid until then (aliquot; monthly rent of 30 days).

The Sub-Lessee shall bear all costs that the Lessor incurs if the Lessor has to vacate the premises at its own expense (e.g. costs for vacating and storing the objects available in the leased property by professionals). Penal payments already made can be offset. In this case, the payment obligation shall end only after collection of all items. If this should not occur within a reasonable period of time, but at the earliest after one month, the Lessor is free to use the items within the meaning of § 1101 ABGB to cover its expenses.

In the event that the Sub-Lessee concludes a lease agreement with the owner of the property with regard to the leased premises, the leased property does not have to be vacated. This circumstance must be reflected in the new lease agreement. In such a case, the Sub-Lessee must notify the Lessor of this circumstance no later than one month before the end of the sublease relationship and must submit the future lease agreement, legally signed by both parties. The Lessor may not incur any costs or damages of any kind in this arrangement; otherwise, the Sub-Lessee must pay for these.

For clarification, it is stated that the further paragraphs of point 3 do not change.

Vienna, on	02 NOV 2020	Vienna, on	04-NOV-2020

For the Sub-Lessor:			For the Subtenant:

Dr Manuela Raith, MBA Vice-Rector for Resources
University of Veterinary Medicine Vienna Vice Rectorate for Resources Veterinärplatz 1, 1210 Vienna			Nikolaus Krall CEO Allcyte GmbH
Medical Centre of Vienna
+43 1 25077-1320 rektorat@vetmeduni.ac.at